Exhibit 99.1

NEWS RELEASE For Immediate Release	Contact:	Derek Gaertner 580 2nd Street, Suite 102 Encinitas, CA 92024 Phone: (760) 479-5075

MACC Private Equities Inc.
ANNOUNCES Nasdaq Notification

ENCINITAS, CALIFORNIA — (December 22, 2009) — On December 17, 2009, MACC Private Equities Inc. (the "Company") received a notice from the staff of the Nasdaq Stock Market, indicating the Company is not in compliance with Nasdaq Listing Rule 5605 because it no longer complies with Nasdaq's audit committee requirements.  As previously reported in the Company's Form 8-K filed on December 11, 2009, Geoffrey T. Woolley resigned as a director of the Company on December 8, 2009, resulting in the non-compliance with Nasdaq Listing Rule 5605.  However, consistent with Listing Rule 5605(c)(4)(A), Nasdaq will provide the Company a cure period in order to regain compliance as follows:

•	until the earlier of the Company's next annual shareholders' meeting or December 8, 2010; or

•	if the next annual shareholder's meeting is held before June 7, 2010, then the Company must evidence compliance no later than June 7, 2010.

The Company must submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later this date.  In the event the Company does not regain compliance by this date, Nasdaq rules require the Nasdaq staff to provide written notification to the Company that its securities will be delisted.  At this time, the Company may appeal the delisting determination to a Hearings Panel.

The Company intends to regain compliance with Nasdaq Listing Rule 5605 audit committee requirements prior to the expiration of the cure period provided pursuant to the Nasdaq rules.

MACC is a business development company in the business of making investments in small businesses in the United States.  MACC common stock is traded on the Nasdaq Capital Market under the symbol “MACC.”

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by MACC and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.   MACC has identified in its Annual Report to Shareholders for the fiscal year ended September 30, 2008, important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of MACC, including, without limitation, the high risk nature of MACC’s portfolio investments, the effects of general economic conditions on MACC’s portfolio companies and the ability to obtain future funding, any failure to achieve annual investment level objectives, changes in prevailing market interest rates, and contractions in the markets for corporate acquisitions and initial public offerings.  MACC further cautions that such factors are not exhaustive or exclusive.  The forward-looking statements contained in this press release are excluded from the safe harbor protection provided by Section 27A of the Securities Ac of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  MACC does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of MACC.  #     #     #